Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 1 of Form F-3 (No. 333-297305) with the U.S. Securities and Exchange Commission of China SXT Pharmaceuticals, Inc. and its subsidiaries (the “Company”) of our report dated August 13, 2024, our audits of the consolidated financial statements as of and for the year ended March 31, 2024, which appears in the Company’s Annual Report on Form 20-F for the year ended March 31, 2024.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

August 28, 2026

999 18th Street, Suite 3000, Denver, CO, 80202, USA. Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us